Effective as of: October 2, 2020

AMENDED AND RESTATED

CAPITAL PLAN

of the

Federal Home Loan Bank of New York

Table of Contents

Definitions				iii
1.	Overview			1
2.	The Capital Structure			2
	2.1	Authorized Stock		2
		2.1.1	Par Value	2
		2.1.2	Ownership of Retained Earnings	2
	2.2	Purchase, Redemption and Repurchase of Stock		2
		2.2.1	Purchase of Capital Stock	2
		2.2.2	Redemption of Capital Stock by Members	3
		2.2.3	Repurchase of Excess Stock by the FHLBNY	4
		2.2.4	Limitations on Redemptions and Repurchases	5
		2.2.5	Retirement of Redeemed and Repurchased Stock	7
		2.2.6	Transfer of Capital Stock	7
		2.2.7	Limitation on Converting or Exchanging Excess
			Stock as Between Subclasses	7
	2.3	Dividends		7
	2.4	Rights Upon Liquidation, Merger or Consolidation of the FHLBNY		7
		2.4.1	Liquidation of the FHLBNY	7
		2.4.2	FHLBNY Acquired by another Federal Home Loan Bank	8
		2.4.3	FHLBNY Acquires Other Federal Home Loan Bank	8
3.	Responsibilities of Directors and Management and Voting of Stock			9
	3.1	Responsibilities of Directors and Management		9
	3.2	Voting Rights		10
4.	Member Stock Purchase Requirements			11
	4.1	Membership Stock Purchase Requirement		11
	4.2	Activity-Based Stock Purchase Requirement		11
	4.3	Periodic Review of Capital Stock Purchase Requirements		12
	4.4	Member Compliance with Adjusted Requirements		13
5.	Capital Requirements of the FHLBNY			14
	5.1	Statutory Capital Requirements		14
		5.1.1	Total Capital Requirement	14
		5.1.2	Leverage Capital Requirement	14
		5.1.3	Permanent Capital Requirement	14
		5.1.4	FHFA Authority to Require More Capital	14
	5.2	Risk-Based Capital Requirement		14
		5.2.1	Credit Risk Capital Requirement	15
		5.2.2	Market Risk Capital Requirement	15
		5.2.3	Operations Risk Capital Requirement	16
6.	Reporting Requirements to the Finance Agency			17
	6.1.	Changes in Membership		17
	6.2	Leverage and Risk Based Capital		17
	6.3	Voting Shares		17
7.	Termination of Membership in the FHLBNY			18
	7.1	Voluntary Withdrawal from Membership		18
		7.1.1	Written Notification	18
		7.1.2	Access to Benefits of Membership	18
		7.1.3	Finance Agency Notification	18
		7.1.4	Disposition of Claims	18
		7.1.5	Effective Date of Withdrawal	19
	7.2	Involuntary Termination of Membership		19
		7.2.1	Written Notification	19
		7.2.2	Access to Benefits of Membership	19
		7.2.3	Disposition of Claims	19
	7.3	Merger or Consolidation of Members		20
		7.3.1	Termination of Charter and Stock Redemption Period	20
		7.3.2	Capital Stock Requirement of Surviving Member	20
	7.4	Merger or Consolidation of Member into a Member of another Federal Home
		Loan Bank or into a Nonmember		21
		7.4.1	General	21
		7.4.2	Disposition of Claims	21
		7.4.3	Acquiring Institution Applies for FHLBNY Membership	22
	7.5	Relocation of Principal Place of Business		22
		7.5.1	General	22
		7.5.2	Disposition of Claims	22
8.	[Reserved]			23
9.	[Reserved]			23
10.	Amendments to the Capital Plan and Notices			24
	10.1	Amendments to the Capital Plan		24
	10.2	Notices Relating to the Capital Plan		24
		10.2.1	Notices by the FHLBNY	24
		10.2.2	Notices to the FHLBNY	24
11. Joint Capital Enhancement Agreement				25
	11.1	Retained Earnings Enhancement Implementation and Definitions		25
		11.1.1	Implementation	25
		11.1.2	Definitions applicable to Sections 11.1 through 11.4 of this Capital Plan	25
	11.2	Establishment of Restricted Retained Earnings		28
		11.2.1	Segregation of Account	28
		11.2.2	Funding of Account	28
	11.3	Limitation on Dividends, Stock Purchase and Stock Redemption		29
		11.3.1	General Rule on Dividends	29
		11.3.2	Limitations on Repurchase and Redemption	30
	11.4	Termination of Retained Earnings Capital Plan Amendment Obligations		30
		11.4.1	Notice of Automatic Termination Event	30
		11.4.2	Notice of Voluntary Termination	31
		11.4.3	Consequences of an Automatic Termination Event or Vote to Terminate
			the Agreement	31
Appendix I – Member Stock Purchase Requirements
A.	Membership Stock Purchase Requirement
B.	Activity-Based Stock Purchase Requirement

Definitions

For purposes of the Capital Plan, all capitalized terms used but not defined elsewhere have the meanings set forth below. In the Capital Plan unless the context otherwise requires, words describing the singular number include the plural and vice versa.

Activity-Based Stock means Capital Stock that is purchased and held by a Member to meet the Member’s Activity-Based Stock Purchase Requirement.

Activity-Based Stock Purchase Requirement means the requirement under which a Member must acquire and maintain a specific amount of Activity-Based Stock based on the specified value of certain transactions of the Member with the FHLBNY as described in Section 4.2 of the Capital Plan.

Acquired Member Assets or AMA means assets acquired by the FHLBNY from a Member through either a purchase or funding transaction under Part 1268 of the Regulations, and includes assets acquired through transactions undertaken through the FHLBNY’s “Community Mortgage Asset” program.

Advances Agreement means the Bank’s Advances, Collateral Pledge and Security Agreement, as may be amended from time to time. For avoidance of doubt, the term “advances” for purposes of the Capital Plan shall include funding agreements between the FHLBNY and life insurance company Members.

Bank Act means the Federal Home Loan Bank Act, as amended.

Board of Directors means the Board of Directors of the FHLBNY.

Capital Plan means the capital plan of the FHLBNY as adopted by the Board of Directors and approved by the Finance Agency, as amended from time to time.

Capital Stock means all shares of Class B Stock issued by the FHLBNY, including subclasses, in accordance with the Bank Act, the Regulations and the Capital Plan.

Class B Stock means the capital stock that has the characteristics of Class B stock as described in the Bank Act and the Regulations, and as specified in Section 2.1 of the Capital Plan.

Credit Risk Capital Requirement means the amount of Permanent Capital that is required to support the FHLBNY’s credit risk, as defined by Section 1277.4 of the Regulations.

Derivative Contract means a financial contract the value of which is derived from the values of one or more underlying assets, reference rates, or indices of asset values, or credit-related events.

Excess Stock means the shares of each subclass of Capital Stock held by a Member, or Other Institution, that exceeds the Member’s, or Other Institution’s, Membership Stock Purchase Requirement or Activity-Based Stock Purchase Requirement related to the respective subclass.

FHFA or Finance Agency means, as the context requires in this Capital Plan, either (1) the Federal Housing Finance Agency, (2) any successor agency, or (3) the Federal Housing Finance Board, the predecessor agency to the Federal Housing Finance Agency.

FHLBNY means the Federal Home Loan Bank of New York.
GAAP means Generally Accepted Accounting Principles in the United States of America.

General Allowance for Losses means an allowance established by the FHLBNY in accordance with GAAP for expected losses, but does not include any amounts held against specific assets of the FHLBNY.

Market Risk Capital Requirement means the amount of Permanent Capital to support the FHLBNY’s market risk, as required by Section 1277.5 of the Regulations.

Member means an institution that has been approved for membership by the FHLBNY in accordance with Part 1263 of the Regulations and which has satisfied the Membership Stock Purchase Requirement.

Membership means all the rights, privileges and obligations associated with being a Member.

Membership Stock means Capital Stock that is purchased and held by each Member to meet the Membership Stock Purchase Requirement.

Membership Stock Purchase Requirement means the level of Membership Stock that must be purchased and maintained by a Member as a condition of Membership as described in Section 4.1 of the Capital Plan.

Member Stock Purchase Requirements means, respectively, the Activity-Based Stock Purchase Requirement and the Membership Stock Purchase Requirement.

Minimum Regulatory Capital Requirement means a minimum regulatory capital requirement for the FHLBNY established by the Regulations, as referred to in Sections 5.1.1, 5.1.2, 5.1.3 and 5.2 of the Capital Plan, or on a basis specifically applicable to the FHLBNY by the Finance Agency, as referred to in Section 5.1.4 of the Capital Plan.

Minimum Stock Investment Requirement means the Capital Stock that a Member or Other Institution is required, as applicable, to hold to meet its Membership Stock Purchase Requirement and the Capital Stock that a Member or Other Institution is required, as applicable, to hold to meet its Activity-Based Stock Purchase Requirement. For avoidance of doubt, in order for a Member or Other Institution to be deemed to satisfy its Minimum Stock Investment Requirement it must at the relevant point in time hold both the number of shares of Membership Stock required to meet, to the extent applicable, the Member’s or Other Institution’s Membership Stock Purchase Requirement and the number of shares of Activity-Based Stock required to meet, to the extent applicable, the Member’s or Other Institution’s Activity-Based Stock Purchase Requirement.

Mortgage-related Assets means loans and participations in loans secured by residential real property and mortgage-backed securities; loans secured by manufactured housing; certain other mortgage-related securities; and certain loans secured by nonresidential nonfarm real property, all as listed and described, and as may be modified from time to time, on the FHLBNY’s web site at www.fhlbny.com/capitalplan.

Operations Risk Capital Requirement means the amount of Permanent Capital that is required to support the FHLBNY’s operations risk, as required by Section 1277.6 of the Regulations.

Other Institution means a financial institution that is not a Member and that acquires, receives or retains Capital Stock under the Capital Plan.

Par Value means $100 per share of Capital Stock.

Permanent Capital means the retained earnings of the FHLBNY, determined in accordance with GAAP, plus the amount paid-in for the FHLBNY's Class B stock (whether required or excess).

Record Date means December 31st of the calendar year preceding the election of directors.

Redemption Cancellation Fee means as applicable (i) a fee of $500, which may be imposed in the event that a Member cancels a Redemption Notice, or a Member’s Redemption Notice is subject to automatic cancellation, or (ii) a fee of $500 that may be imposed in the event that a Member cancels its notification of intent to withdraw from Membership.

Redemption Notice means a written notice provided by a Member to the FHLBNY in accordance with Section 2.2.2 of the Capital Plan requesting redemption of a specified number of shares of Capital Stock, subject to the time limits prescribed in the Bank Act, for Class B Stock and the other restrictions set forth in the Act, the Regulations and the Capital Plan.

Risk-based Capital Requirement means the amount of Permanent Capital that the FHLBNY must maintain in accordance with Section 1277.3 of the Regulations.

Regulations means the regulations promulgated by the Finance Agency, as amended from time to time.

Stock Redemption Period means the five-year period, as applicable, following: (i) the FHLBNY’s receipt of a Member’s Redemption Notice, (ii) the FHLBNY’s (or as applicable, the Finance Agency’s) receipt of a Member’s written notice to the FHLBNY (or as applicable, the Finance Agency) of intent to withdraw from Membership, or the date of acquisition or receipt of any additional shares of Capital Stock after the FHLBNY’s (or as applicable, the Finance Agency’s) receipt of such notice, (iii) a Member’s termination from Membership as a result of merger or consolidation into a member of another Federal Home Loan Bank or a nonmember, or the date of acquisition or receipt of any additional shares of Capital Stock after such termination from Membership, (iv) a Member’s termination from Membership as a result of the relocation of its principal place of business, or the date of acquisition or receipt of any additional shares of Capital Stock after such termination of Membership, or (v) a Member’s involuntary termination from Membership, or the date of acquisition or receipt of any additional shares of Capital Stock after such termination of Membership.

Total Assets means the total assets of the FHLBNY, as determined in accordance with GAAP.

Total Capital of the FHLBNY means the sum of Permanent Capital, the amount of any General Allowance for Losses, and the amount of other instruments identified in the Capital Plan that the FHFA has determined to be available to absorb losses incurred by the FHLBNY.

1.
Overview

Pursuant to the Bank Act and the Regulations, the Board hereby establishes this Capital Plan to:

●
provide a new statutory capital structure for the FHLBNY that can be implemented as described herein; and

●
ensure that the FHLBNY is able to comply with each of its Minimum Regulatory Capital Requirements at all times after implementation.

In developing this Capital Plan, the Board of Directors has kept in mind the cooperative nature of the FHLBNY. The Board of Directors hereby reaffirms the FHLBNY's continuing use of the cooperative business model.

This document takes into account the Bank Act and the Regulations, and is not intended to contradict the same. Under Section 26 of the Bank Act, the Finance Agency has the authority to liquidate or reorganize a Federal Home Loan Bank and the provisions of this Capital Plan are subject to that authority. In addition, certain discretionary decisions of the Board of Directors under this plan may be subject to Finance Agency review and/or approval. Nothing in this plan may be construed as abrogating, nullifying or otherwise interfering with such Finance Agency authorities.

All references to the Regulations hereunder shall be deemed to include any successor regulations.

2.
The Capital Structure

2.1
Authorized Stock

The Board of Directors hereby authorizes one class of Capital Stock, Class B Stock. Shares of Class B Stock shall be redeemable in cash at Par Value five years following the FHLBNY’s receipt of a Member’s Redemption Notice, or in accordance with a termination of Membership as provided in Section 7 of the Capital Plan, or in accordance with Sections 8.1.1.2, 8.1.1.4 and 8.1.1.5 of the Capital Plan. Class B Stock will have two distinct subclasses:

●
Membership Stock will be purchased and held by each Member to meet the Membership Stock Purchase Requirement established by the FHLBNY as a condition of membership.

●
Activity-Based Stock will be purchased and held by a Member to meet the Activity-Based Stock Purchase Requirement established by the FHLBNY for certain transactions with Members.

The Board of Directors may determine in the future that it wishes to authorize the issuance of additional subclasses of Class B Stock or to authorize the issuance of Class A stock, including one or more subclasses of Class A stock. In such cases, an amendment to this Capital Plan will be submitted to the FHFA for approval in accordance with Section 10.1 of the Capital Plan.

2.1.1
Par Value

All Capital Stock will be issued, redeemed, repurchased or transferred pursuant to Section 2.2.6 of the Capital Plan at Par Value.

2.1.2
Ownership of Retained Earnings

The retained earnings, surplus, undivided profits and equity reserves, if any, of the FHLBNY shall be owned by the holders of Class B Stock in an amount proportional to each holder’s share of the total shares of Class B Stock; however, the holders shall have no right to receive any portion of those items, except through the declaration of a dividend or capital distribution approved by the Board of Directors or through the liquidation of the FHLBNY.

2.2
Purchase, Redemption and Repurchase of Stock

All Members are required to purchase and redeem Capital Stock in accordance with the requirements of the Bank Act, the Regulations and this Capital Plan.

2.2.1
Purchase of Capital Stock

Each Member of the FHLBNY will be required to maintain a minimum investment in Membership Stock as a condition of membership in accordance with the requirements of Section 4 of this Capital Plan and Appendix I hereto; in addition, each Member engaged in certain transactions with the FHLBNY will also be required to maintain a minimum investment in Activity-Based Stock in accordance with the requirements of Section 4 of this Capital Plan and Appendix I hereto.

The FHLBNY will not issue stock other than in accordance with 12 C.F.R. §1277.21 and the Capital Plan. Capital Stock shall be issued to and owned only by Members, with the exception of Other Institutions. Capital Stock may be traded only between the FHLBNY and its Members. All Capital Stock will be issued in book entry form only. The FHLBNY will act as its own transfer agent.

2.2.2
Redemption of Capital Stock by Members

A Member may redeem shares of its Capital Stock by providing a Redemption Notice to the FHLBNY. A redemption of Capital Stock may also occur in accordance with Sections 7, 8.1.1.2 and 8.1.1.5 of the Capital Plan. The FHLBNY shall (subject to the restrictions contained in Section 2.2.4 below) redeem Capital Stock in accordance with the two preceding sentences upon the expiration of the applicable Stock Redemption Period, provided that the FHLBNY shall not be obligated to redeem Capital Stock unless all applicable conditions contained in the Bank Act, the Regulations and the Capital Plan are met.

●
Redemption Notice

A Member that provides a Redemption Notice to the FHLBNY shall identify in that Redemption Notice the particular shares that are the subject of the Redemption Notice by reference to the subclass, the date acquired and the manner in which the shares were acquired. If a Member fails to identify the particular shares within a subclass to be redeemed, the shares subject to redemption shall be determined using a last acquired, first redeemed method of identification within the subclass specified by the Member. Capital Stock will be redeemed upon the expiration of the applicable Stock Redemption Period subject to the conditions and limitations set forth in Sections 2.2.4 and 2.2.5 of the Capital Plan. A Member may not have more than one Redemption Notice outstanding at any time with respect to the same shares of Capital Stock.

●
Cancellation of Redemption Notice

A Member may cancel its Redemption Notice by providing written notice of such cancellation to the FHLBNY at any time prior to the expiration of the applicable Stock Redemption Period. The FHLBNY will assess a Redemption Cancellation Fee unless the Board of Directors determines that it has a bona fide business purpose for waiving the Redemption Cancellation Fee, and the waiver is consistent with Section 7(j) of the Bank Act.

●
Repurchase of Shares Subject to a Redemption Notice

To the extent that the FHLBNY repurchases pursuant to Section 2.2.3 of the Capital Plan shares of Capital Stock that are subject to a Redemption Notice or Notices, the respective repurchased shares of Capital Stock shall be deducted from the outstanding Redemption Notice or Notices.

●
Automatic Cancellation of a Redemption Notice

A Redemption Notice will be automatically cancelled if the FHLBNY is prevented from redeeming the Capital Stock within five business days of the expiration of the applicable Stock Redemption Period because the Member would not be in compliance with its Minimum Stock Investment Requirement. In the event of an automatic cancellation of a

Member’s Redemption Notice as provided in the preceding sentence, the FHLBNY will assess a Redemption Cancellation Fee unless the Board of Directors determines it has a bona fide business purpose for waiving the Redemption Cancellation Fee, and the waiver is consistent with Section 7(j) of the Bank Act.

2.2.3
Repurchase of Excess Stock by the FHLBNY

●
Repurchase of Activity-Based Stock

The FHLBNY will, from time to time but not less than monthly, calculate with respect to each Member, or Other Institution, the amount, if any, of outstanding Activity-Based Stock that is Excess Stock. The FHLBNY will then automatically repurchase for cash all such Excess Stock at its Par Value on the same day as the calculation, subject to the provisions of Section 2.2.4 of the Capital Plan. The FHLBNY will notify members of changes to the repurchase methodology, undertaken on its own initiative, no less than fifteen business days prior to such changes.

●
Repurchase of Membership Stock

Upon written application by a Member, or Other Institution, to the FHLBNY or on its own initiative, the FHLBNY may in its discretion repurchase for cash at Par Value some or all of the outstanding shares of Membership Stock that are determined by the FHLBNY to be in excess of the Member’s, or Other Institution’s, Membership Stock Purchase Requirement, subject to Section 2.2.4 of the Capital Plan. If the FHLBNY determines that it will not repurchase any or all shares of Membership Stock requested to be repurchased under a written application by a Member, or Other Institution, the FHLBNY will promptly notify the Member, or Other Institution, that such Membership Stock will not be repurchased. No prior notice of repurchase of shares of Membership Stock under a written application by a Member, or Other Institution will be given. The FHLBNY shall transmit, send or give written notice to the Member, or Other Institution, of repurchases of shares of Membership Stock undertaken on its own initiative at least 10 business days prior to the date of the repurchase.

●
Identification of Repurchased Shares

If a Member, or Other Institution, has one or more Redemption Notices outstanding as of the date that the FHLBNY is to repurchase shares of Capital Stock pursuant to this Section 2.2.3 of the Capital Plan, the FHLBNY shall repurchase shares of Capital Stock by first repurchasing shares of a Member, or Other Institution, that are subject to a Redemption Notice applicable to the subclass that is to be repurchased that has been outstanding for the longest period of time and then, to the extent necessary, by repurchasing shares that are subject to a Redemption Notice applicable to the subclass to be repurchased that was outstanding for the next longest period of time and continuing in that order, to the extent necessary, until there are no remaining outstanding Redemption Notices with respect to the subclass to be repurchased in which instance the shares to be repurchased shall be determined by the FHLBNY using a last acquired, first repurchased method of identification. If a Member, or Other Institution, does not have any Redemption Notices applicable to the subclass to be repurchased outstanding as of the date that the FHLBNY is to repurchase shares of Capital Stock the shares to be repurchased shall be determined by the FHLBNY using a last acquired, first repurchased method of identification.

2.2.4
Limitations on Redemptions and Repurchases

●
Prohibitions on Redemptions and Repurchases

The FHLBNY will not redeem or repurchase any shares of Capital Stock, if following the redemption or repurchase the FHLBNY would not be in compliance with each of its Minimum Regulatory Capital Requirements.

The FHLBNY will not redeem or repurchase any shares of Capital Stock if, following such redemption or repurchase, the Member, or Other Institution, would not be in compliance with the Member’s, or Other Institution’s, Minimum Stock Investment Requirement.

The FHLBNY will not redeem or repurchase any shares of Capital Stock without the prior written approval of the FHFA if the FHFA or the Board of Directors has determined that the FHLBNY has incurred or is likely to incur losses that result in or are likely to result in “charges against the capital of the Bank,” as that phrase is defined in the Regulations. This prohibition shall apply even if the FHLBNY is in compliance with its Minimum Regulatory Capital Requirements, and shall remain in effect for however long the FHLBNY continues to incur such charges, or until the FHFA determines that such charges are not expected to continue.

●
FHLBNY’s Discretion to Suspend Repurchases of Excess Capital Stock

There may be instances where the FHLBNY determines that it could be in danger of falling below its regulatory-mandated or Board-approved capital ratios as a result of the actions of any Member or Other Institution with respect to the management of advance balances, and the associated impact on the FHLBNY’s balance sheet, especially with respect to its liquidity requirements.

There may also be instances where the FHLBNY’s management, with the concurrence of the Board, determines that the potential exists for a Member or Other Institution to fail to honor its contractual obligations to the FHLBNY.

In such instances, the FHLBNY may, in order to:

●
keep capital ratios at levels above the FHLBNY’s regulatory-mandated requirements and the Board-approved threshold, as published by the FHLBNY from time to time; or

●
help assure the fulfillment of the contractual obligation to the FHLBNY,

suspend the repurchase of any shares of any Member’s or Other Institution’s excess Capital Stock.

Upon the FHLBNY’s determination in its sole discretion that the capital management or contractual obligation issues described above have been mitigated or resolved, the FHLBNY will reinstate the repurchase of shares.

●
FHLBNY’s Discretion to Suspend Redemptions of Capital Stock

The Board of Directors may suspend the redemption of Capital Stock, if the FHLBNY reasonably believes that continued redemption of Capital Stock would cause the FHLBNY to fail to meet its Minimum Regulatory Capital Requirements, would prevent the FHLBNY from maintaining adequate capital against a potential risk that may not be adequately reflected in its Minimum Regulatory Capital Requirements, or would otherwise prevent the FHLBNY from operating in a safe and sound manner. If a decision is made to suspend redemption of Capital Stock, the FHLBNY shall notify the Finance Agency in writing within two business days of the decision, informing the Finance Agency of the reasons for the suspension and of the FHLBNY's strategies and time frames for addressing the conditions that led to the suspension, as indicated in Section 1277.27(b) of the Regulations. The Finance Agency may require the FHLBNY to re-institute the redemption of Capital Stock. The FHLBNY may not repurchase any Capital Stock without the written permission of the Finance Agency during any period in which the FHLBNY has suspended the redemption of Capital Stock as provided for in this section of the Capital Plan.

●
Retention of Redemption or Repurchase Proceeds as Collateral

If the FHLBNY reasonably determines that there is an existing or anticipated collateral deficiency related to any obligations owed by the Member, or Other Institution, to the FHLBNY and the Member, or Other Institution, has failed to deliver additional collateral to resolve the existing or anticipated collateral deficiency to the FHLBNY’s satisfaction the FHLBNY may retain the proceeds of redemption or repurchase of Capital Stock as additional collateral until all such obligations have been satisfied or the existing or anticipated deficiency is resolved to the FHLBNY’s satisfaction.

●
Limitations on Redemptions and Repurchases Related to Terminations of Membership

The restrictions on redemptions and repurchases set forth in the preceding provisions of this Section 2.2.4 of the Capital Plan apply with respect to redemptions pursuant to a Redemption Notice as well as to redemptions in connection with a termination of Membership in accordance with Section 7 of the Capital Plan and to redemptions in accordance with Sections 8.1.1.2, 8.1.1.4 and 8.1.1.5 of the Capital Plan and to all repurchases of Capital Stock held by Members and by Other Institutions.

If a Member whose Membership is terminated pursuant to Sections 7.1, 7.2, 7.4 or 7.5 of the Capital Plan has one or more Redemption Notices outstanding as of the effective date of its termination from Membership such Redemption Notice or Notices shall not be subject to automatic cancellation in accordance with Section 2.2.2 of the Capital Plan. Such Redemption Notices shall remain pending until they can be satisfied in accordance with this Section 2.2.4 of the Capital Plan.

●
Pro Rata Allocation of Redemptions

If at any time more than one Member or Other Institution has outstanding a Redemption Notice in accordance with Section 2.2.2 of the Capital Plan or redemption of Capital Stock in connection with a termination of Membership in accordance with Sections 7.1, 7.2, 7.4 and 7.5 of the Capital Plan or redemption of Capital Stock in accordance with Sections 8.1.1.2, 8.1.1.4 and 8.1.1.5 of the Capital Plan as to which the applicable Stock Redemption Period has expired, and if the redemption by the FHLBNY of all of the shares of Capital Stock subject to such Redemption Notice or termination of Membership would cause the FHLBNY to fail to be in compliance with any of its Minimum Regulatory Capital Requirements, then the FHLBNY shall fulfill such redemptions as the FHLBNY is able to do so from time to time, beginning with such redemptions as to which the Stock Redemption Period expired on the earliest date and fulfilling such redemptions relating to that date on a pro rata basis from time to time until fully satisfied, and then fulfilling such redemptions as to which the Stock Redemption Period expired on the next earliest date in the same manner, and continuing in that order until all such redemptions as to which the Stock Redemption Period has expired have been fulfilled.

2.2.5
Retirement of Redeemed and Repurchased Stock

All shares of Capital Stock that are acquired by the FHLBNY pursuant to redemption or repurchase shall be retired.

2.2.6
Transfer of Capital Stock

A Member, or Other Institution, may not transfer any Capital Stock to any other person or entity, including another Member, except for transfers of Capital Stock occurring pursuant to Sections 7.3 and 7.4 of the Capital Plan. Such transfers shall be deemed to be approved by the FHLBNY as of the cancellation of the disappearing Member’s charter.

2.2.7
Limitation on Converting or Exchanging Excess Stock as Between Subclasses

A member shall not convert or exchange (i) shares of Membership Stock that are in excess of its Membership Stock Purchase Requirement into shares of Activity-Based Stock or (ii) shares of Activity-Based Stock that are in excess of its Activity-Based Stock Purchase Requirement into shares of Membership Stock.

2.3
Dividends

The Board of Directors, in its discretion, subject to the provisions of this Section 2.3 of the Capital Plan, may declare dividends to be paid on the Capital Stock on a quarterly basis or as otherwise determined by the Board of Directors. Each Member, or Other Institution, that continues to hold Capital Stock is entitled to receive dividends that are declared on all Capital Stock held during the applicable period for the period of time the Member, or Other Institution, owns the Capital Stock. Dividends are non-cumulative with respect to payment obligations.

Dividends may be paid only in accordance with the Bank’s Retained Earnings and Dividend Policy, as such may be amended by the Bank’s Board of Directors from time to time. Dividend payments may be in the form of cash, additional shares of Capital Stock, or a combination thereof as determined by the Board of Directors. The Board of Directors may not declare or pay a dividend if the FHLBNY is not at the time in compliance with each of its Minimum Regulatory Capital Requirements or if following such declaration or payment of such a dividend the FHLBNY would not be in compliance with each of its Minimum Regulatory Capital Requirements.

2.4
Rights Upon Liquidation, Merger or Consolidation of the FHLBNY

2.4.1
Liquidation of the FHLBNY

Upon the liquidation of the FHLBNY, following the retirement of all outstanding liabilities of the FHLBNY to its creditors, all shares of Capital Stock are to be redeemed at Par Value, provided that if sufficient funds are not available to accomplish the redemption in full of the Capital Stock, then such redemption shall occur on a pro rata basis among all holders of Capital Stock. Following the redemption in full of all Capital Stock any remaining assets will be distributed on a pro rata basis to holders of Capital Stock immediately prior to such liquidation. This provision does not limit the authority granted the Finance Agency under 12 U.S.C. § 1446 to prescribe rules, regulations or orders governing the liquidation of a Federal Home Loan Bank that modify, restrict or eliminate any of the rights set forth above.

2.4.2
FHLBNY Acquired by another Federal Home Loan Bank

In the event that the FHLBNY is merged or consolidated into another Federal Home Loan Bank, the holders of the outstanding Capital Stock of the FHLBNY will be entitled to the rights and benefits set forth in any applicable plan of merger and/or terms established or approved by the Finance Agency.

2.4.3
FHLBNY Acquires Other Federal Home Loan Bank

In the event that another Federal Home Loan Bank is merged or consolidated into the FHLBNY, the holders of the outstanding stock of the other Federal Home Loan Bank will be entitled to the rights and benefits set forth in any applicable plan of merger and/or terms established or approved by the Finance Agency.

3.
Responsibilities of Directors and Management and Voting of Stock

3.1
Responsibilities of Directors and Management

The Board of Directors

The duties and responsibilities of the FHLBNY’s Board of Directors under the Capital Plan include:

●
approval of:

➢
authorization to issue Capital Stock;

➢
“operating ratios” for leverage and risk based capital to be specified in the FHLBNY’s risk management policy in accordance with 12 C.F.R. § 1239.11;

➢
initial minimum Member Stock Purchase Requirements;

➢
policy limits for market and credit risk;

➢
involuntary terminations of membership; and

➢
dividend distributions.

●
periodic review and approval of:

➢
amendments to the Capital Plan to be submitted for Finance Agency approval;

➢
adjustments to the minimum Member Stock Purchase Requirements; and

➢
independent annual validations of the FHLBNY’s internal risk measurement model.

●
monitoring of compliance with the terms and conditions of the Capital Plan, including a continuing obligation to review and adjust the Member Stock Purchase Requirements, as necessary to ensure that the FHLBNY remains in compliance with its Minimum Regulatory Capital Requirements.

FHLBNY Management

The duties and responsibilities of FHLBNY management under the Capital Plan delegated by the Board of Directors include:

➢
maintenance of the internal risk measurement model in accordance with the Regulations;

➢
maintenance of procedures and systems to support the purchase and redemption of stock under the capital structure; and

➢
maintenance of reporting systems and procedures for Member Stock Purchase Requirements and stock ownership.
In addition, management is also responsible for the maintenance of an effective internal control system to provide:

●
Member compliance with Member Stock Purchase Requirements;

●
the FHLBNY’s compliance with its Minimum Regulatory Capital Requirements at all times; and

●
timely reporting to the Finance Agency and the Board of Directors.

3.2
Voting Rights

Holders of Capital Stock that are Members as of the Record Date shall be entitled to vote for the election of directors to the Board of Directors in accordance with Part 1261 of the Regulations. For purposes of applying Part 1261 of the Regulations, the Capital Stock that a Member is “required to hold” shall be the Member’s Minimum Stock Investment Requirement as of the Record Date. The number of shares of Capital Stock that a particular Member, or Other Institution (to the extent such institution is permitted to vote under Part 1261 of the Regulations), may vote in connection with an election of directors shall be subject to the limitations set forth in the Bank Act and Part 1261 of the Regulations.

In addition, holders of Capital Stock that are Members as of a date to be determined by the Board of Directors shall be entitled to vote on the ratification of a merger agreement as to which the FHLBNY is a constituent in accordance with Part 1278 of the Regulations. For purposes of applying Part 1278 of the Regulations, the Capital Stock that a Member is “required to own” shall be the Member’s Minimum Stock Investment Requirement as of the aforementioned date that is to be determined by the Board of Directors. The number of shares of Capital Stock that a particular Member, or Other Institution (to the extent such institution is permitted to vote under Part 1278 of the Regulations), may vote in connection with the ratification of a merger agreement shall be subject to the limitations set forth in the Bank Act and Part 1278 of the Regulations.

4.
Member Stock Purchase Requirements

The FHLBNY requires all Members to purchase Capital Stock of the FHLBNY. The FHLBNY's Member Stock Purchase Requirements are based on the potential and actual volume of, and risks inherent in, the financial products and services provided by the FHLBNY to its Members. Therefore:

●
a Member will be required to maintain a minimum Capital Stock investment of Membership Stock for as long as the institution remains a Member of the FHLBNY, irrespective of the volume of activity with the FHLBNY; and

●
a Member will also be required to purchase Activity-Based Stock in proportion to that Member’s transactions with the FHLBNY.

4.1
Membership Stock Purchase Requirement

As a condition of Membership, each Member is required to purchase and maintain a minimum investment in Membership Stock. The Membership Stock Purchase Requirement will be equal to a specified percentage of the Mortgage-related Assets held by the Member, in all events rounded up to the next even $100 increment. The FHLBNY will perform calculations of the Membership Stock Purchase Requirement for each Member on at least an annual basis and may recalculate such Requirement for any one or more Members more frequently as the Board of Directors may determine from time to time. The Board of Directors may increase or decrease the Membership Stock Purchase Requirement from time to time. Except as provided in Sections 7.2.3 and 7.4.2 of this Capital Plan, in no event will the requirement be less than the greater of (i) $1,000 or (ii) an amount to be determined by the Board of Directors that will be no less than 0.10% or more than 0.25% of the Mortgage-related Assets held by the Member. In addition, notwithstanding the requirements in this section, the Board of Directors in its discretion may implement a limit on Membership Stock purchases otherwise required under this section of no less than $25 million and no more than $100 million.

The currently approved Membership Stock Purchase Requirement is specified in Appendix I attached hereto. Notice of changes to the Membership Stock Purchase Requirement will be transmitted, sent or given to Members and Other Institutions at least 10 days prior to the effective date of such changes.

4.2
Activity-Based Stock Purchase Requirement

From time to time, the FHLBNY will adopt one or more percentages or amounts for the calculation of the Activity-Based Stock Purchase Requirement, which will require a Member or Other Institution to purchase and maintain Activity-Based Stock in an amount equal to:

●
a specified percentage (but in no event less than 4.0% or more than 5.0%) of the outstanding principal balance of advances under the Advances Agreement between the FHLBNY and the Member; and

●
a specified percentage (but in no event less than 4.0% or more than 5.0%) of the outstanding principal balance of Acquired Member Assets originated for or sold to the FHLBNY by a Member that remain on the FHLBNY’s balance sheet plus the principal amount of delivery commitments issued to the Member by FHLBNY for Acquired Member Assets to be held on the FHLBNY’s balance sheet, provided that the outstanding principal balance of Acquired Member Assets originated for or sold to the FHLBNY by a Member that were on the FHLBNY’s balance sheet as of November 30, 2005 will not be subject to this requirement; and

●
a specified percentage (but in no event less than 0.10% or more than 2.50%) of the outstanding principal balance of the off-balance sheet item relating to all types of new and renewing letters of credit which the FHLBNY has transacted on a Member’s behalf and issued under the Irrevocable Letter of Credit Agreement between the FHLBNY and the Member; and

●
a specified dollar amount ranging between (a) zero and (b) the FHLBNY’s Credit Risk Capital Requirement for the remaining off-balance sheet items (specifically excluding both the outstanding principal balance for letters of credit and the delivery commitments issued to the Member by the FHLBNY for Acquired Member Assets) listed in Section 1277.4(h), Table 5, of the Regulations which the FHLBNY has transacted on a Member's behalf and which are continuing, with such Credit Risk Capital Requirement being calculated in accordance with Section 1277.4(d) of the Regulations; and

●
a specified percentage (but in no event less than 0% or more than 5.0%) of the carrying value on the Bank’s balance sheet of Derivative Contracts between the Member and the FHLBNY, as determined by the FHLBNY under GAAP, in all events rounded up to the next even $100 increment.

The Board of Directors may increase or decrease one or more of the percentages or amounts for the calculation of the Activity-Based Stock Purchase Requirement from time to time within the foregoing ranges.

The currently approved percentages and amounts for the calculation of the Activity-Based Stock Purchase Requirement are specified in Appendix I attached hereto. Notice of changes to any of the components of the Activity-Based Stock Purchase Requirement will be transmitted, sent or given to Members and Other Institutions at least 10 days prior to the effective date of such changes.

4.3
Periodic Review of Capital Stock Purchase Requirements

The Board of Directors will review the FHLBNY’s Capital Plan on a continuing basis to ascertain whether changes to the Member Stock Purchase Requirements are required in order to ensure that the FHLBNY is in compliance with its Minimum Regulatory Capital Requirements, and shall make adjustments as necessary.

The Board of Directors may at any time modify:

●
the Membership Stock Purchase Requirement within the limits defined in Section 4.1 above; and/or

●
the applicable percentage or amount for any of the components of the Activity-Based Stock Purchase Requirement, so long as such requirement is within the limits defined in Section 4.2 above.

With regard to any changes made to the Membership Stock Purchase Requirement, such changes shall be applied to all Members without preference.
With regard to any changes made to any components of the Activity-Based Stock Purchase Requirement, such changes shall be applied to all outstanding activity at the time that such changes become effective, provided that such changes shall not apply to the outstanding principal balance of Acquired Member Assets originated for or sold to the FHLBNY by a Member that were on the FHLBNY’s balance sheet as of November 30, 2005.

4.4
Member Compliance with Adjusted Requirements

Each Member must comply promptly with any adjusted Membership Stock Purchase Requirement or Activity-Based Stock Purchase Requirement established by the Board of Directors as described above; however, Members will be allowed a reasonable time (as determined by the Board of Directors from time to time, but in no event longer than three months), which period of time shall be specified in any notice provided in accordance with Sections 4.1 or 4.2 of the Capital Plan, to come into compliance. Each Other Institution must comply promptly with any adjusted Activity-Based Stock Purchase Requirement established by the Board of Directors as described above; however, Other Institutions will be allowed a reasonable time (as determined by the Board of Directors from time to time, but in no event longer than three months) which period of time shall be specified in any notice provided in accordance with Section 4.2 of the Capital Plan to come into compliance. Members and Other Institutions may reduce their outstanding activity with the FHLBNY as an alternative to purchasing additional Activity-Based Stock.

In the event that a Member or Other Institution does not comply with any adjusted Activity-Based Stock Purchase Requirement by the expiration of the time period specified in a notice provided in accordance with Section 4.2 of the Capital Plan, the FHLBNY is hereby authorized, in its discretion, to issue a notice of noncompliance to the Member or Other Institution and, ten business days after transmitting, sending or giving such notice of noncompliance to the Member or Other Institution, to accelerate the maturity of an amount of advances sufficient to reduce the Member’s or Other Institution’s Activity-Based Stock Purchase Requirement to an amount not more than the Activity-Based Stock then held by the Member or Other Institution. Without regard to the discretion conferred on the Board of Directors under the foregoing sentence, and without in any respect limiting the Board of Directors’ authority under Section 7.2.1 of the Capital Plan, the Board of Directors in its discretion may determine that a Member’s failure to comply with any adjusted Membership Stock Purchase Requirement or Activity-Based Stock Purchase Requirement by the expiration of the period of time specified in any notice provided in accordance with Sections 4.1 or 4.2 of the Capital Plan constitutes the basis for a determination to terminate the Membership of a Member for a failure to comply with a requirement of the Capital Plan.

5.
Capital Requirements of the FHLBNY

The FHLBNY is required to maintain Permanent Capital and Total Capital to:

●
provide for the safe and sound operation of the FHLBNY;

●
protect the FHLBNY’s creditors against potential loss;

●
generate earnings sufficient to meet the FHLBNY’s community support and public purpose obligations; and

●
comply with regulatory requirements as established by the Finance Agency.

5.1
Statutory Capital Requirements

5.1.1
Total Capital Requirement

Total Capital must be equal to at least 4.0% of the FHLBNY’s Total Assets.

5.1.2
Leverage Capital Requirement

The FHLBNY must maintain a leverage ratio of Total Capital to Total Assets of at least 5.0% of the FHLBNY's Total Assets. For purposes of determining the leverage ratio, Total Capital shall be computed by multiplying by 1.5 the FHLBNY’s Permanent Capital, and adding to the product all other components of Total Capital.

5.1.3
Permanent Capital Requirement

Permanent Capital must at all times be equal to or exceed the value of the FHLBNY’s Risk-based Capital Requirement, calculated in accordance with Section 5.2 below.
5.1.4
FHFA Authority to Require More Capital

The FHFA may, in its discretion, require the FHLBNY to hold more Total Capital or Permanent Capital than is indicated in Sections 5.1.1 or 5.1.3 of the Capital Plan.

5.2
Risk-Based Capital Requirement

The FHLBNY’s Risk-based Capital Requirement shall be equal to the sum of:

●
the FHLBNY’s Credit Risk Capital Requirement,

●
the FHLBNY’s Market Risk Capital Requirement, and

●
the FHLBNY’s Operations Risk Capital Requirement as defined by the FHFA.

Unless otherwise directed by the FHFA, the FHLBNY will measure its Credit, Market and Operations Risk Capital Requirements as of the close of business of the last business day of the month for which the credit risk capital charge is being calculated.

5.2.1
Credit Risk Capital Requirement

The Credit Risk Capital Requirement shall be equal to the sum of the credit risk capital charges for all assets, off-balance sheet items and derivative contracts. Credit risk percentage requirements are established by the FHFA from time to time.

Assets

The credit risk capital charge for an asset on the FHLBNY’s balance sheet is equal to the book value of the asset multiplied by the credit risk percentage requirement assigned to that asset class in the Regulations.

Off-balance sheet items

The credit risk capital charge for an off-balance sheet item is equal to the credit equivalent amount of the item (based on conversion factors provided by the FHFA) multiplied by the credit risk percentage requirement assigned to that item in the Regulations.

Off balance sheet items include:

●
Asset sales with recourse where the credit risk remains with the FHLBNY

●
Commitments to make advances

●
Commitments to make or purchase other loans

●
Standby letters of credit

●
Other commitments with original maturity of over 1 year

●
Other commitments with original maturity of 1 year or less

Derivative Contracts

The credit risk capital charge for Derivative Contracts is equal to:

●
the current credit exposure for the Derivative Contract multiplied by the credit risk percentage requirement assigned to that derivative contract, as determined in accordance with Section 1277.4 of the Regulations, plus

●
the potential future credit exposure for the Derivative Contract multiplied by the credit risk percentage requirement assigned to that Derivative Contract, as determined in accordance with Section 1277.4 of the Regulations.

Guidelines for calculating capital charges on Derivative Contracts are defined by the FHFA from time to time.

5.2.2
Market Risk Capital Requirement

The Market Risk Capital Requirement shall equal the sum of:

●
the market value of the FHLBNY’s portfolio at risk from movements in market rates and prices that could occur during periods of market stress. The market value of the FHLBNY’s portfolio at risk is determined using an internal market risk model (VaR model) that that has been approved by the FHFA; and

●
the amount, if any, by which the FHLBNY’s current market value of Total Capital is less than 85% of the FHLBNY’s book value of Total Capital, where:

✓
the current market value of the FHLBNY’s Total Capital is calculated using the internal market risk model approved by the FHFA; and

✓
the book value of Total Capital is the same as the amount of Total Capital reported by the FHLBNY to the FHFA on a monthly basis.

The internal market risk model will:

●
estimate the market value of the FHLBNY’s assets and liabilities, off-balance sheet items, and Derivative Contracts, including any related options, and

●
measure the market value of the FHLBNY’s portfolio at risk, including all assets, liabilities, off-balance sheet items, and Derivative Contracts that represent a source of material market risk.

5.2.3
Operations Risk Capital Requirement

The FHLBNY is required to meet its Operations Risk Capital Requirement to cover unexpected losses associated with:

●
human error

●
fraud

●
unenforceability of legal contracts

●
deficiencies in internal controls

●
deficiencies in information controls

The FHLBNY will meet its Operations Risk Capital Requirement through maintenance of an amount of Permanent Capital equal to 30% of the sum of its Credit Risk and Market Risk Capital Requirements subject to modification as set forth below.

With FHFA approval, the FHLBNY may have an Operations Risk Capital Requirement equal to less than 30% but no less than 10% of the sum of the FHLBNY’s Credit Risk and Market Risk Capital Requirements if (i) the FHLBNY provides an alternative methodology for assessing and quantifying an Operations Risk Capital Requirement or (ii) if the FHLBNY obtains insurance to cover operations risk from an insurer rated at least the second highest investment grade credit rating by an NRSRO.

6.
Reporting Requirements to the Finance Agency

The following are the FHLBNY's specific reporting requirements to the Finance Agency pertaining to the Capital Plan.

6.1
Changes in Membership

The FHLBNY shall notify the FHFA within 10 calendar days of receipt of any notice of withdrawal or notice of cancellation of withdrawal from Membership.

6.2
Leverage and Risk Based Capital

The FHLBNY shall report to the FHFA by the 15th business day of each month:

●
Risk-based Capital Requirement by component amounts, and

●
actual Total Capital and Permanent Capital outstanding.

Both measures are calculated as of the close of business on the last business day of the preceding month, or more frequently, as may be required by the FHFA.

6.3
Voting Shares

On or before April 10 of each year, the FHLBNY shall submit to the FHFA a Capital Stock report that indicates, as of the Record Date:

●
the number of Members located in each voting state in the FHLBNY's district,

●
the number of shares of Capital Stock that each Member (identified by its docket number) was required to hold, and

●
the number of shares of Capital Stock that all Members located in each voting state were required to hold. Excess Stock will not be included in the calculation of outstanding Capital Stock for purposes of voting.

The FHLBNY shall certify to the FHFA that, to the best of its knowledge, the information provided in the Capital Stock report is accurate and complete, and that it has notified each Member of its minimum Capital Stock holdings pursuant to this Capital Plan.

7.
Termination of Membership in the FHLBNY

7.1
Voluntary Withdrawal from Membership

7.1.1                      Written Notification

A Member may withdraw from Membership at any time by providing written notice of its intent to withdraw from Membership to the FHLBNY. A Member may cancel a notice of withdrawal prior to its effective date by providing the FHLBNY with written notice of such cancellation. Any such cancellation will result in a Redemption Cancellation Fee with respect to the Member's Capital Stock unless the Board of Directors determines it has a bona fide business purpose for waiving the imposition of the fee, and the waiver is consistent with Section 7(j) of the Bank Act.

7.1.2
Access to Benefits of Membership

Until the effective date of a Member’s withdrawal from the FHLBNY, such Member will continue to have access to the benefits of Membership. On and after the effective date of the Member's withdrawal, regardless of whether the Other Institution is required to maintain an investment in the Capital Stock, the Other Institution will no longer have the benefits of Membership including access to the FHLBNY’s products and services and will no longer have any voting rights other than as provided in the Regulations, but the Other Institution will still be entitled to any and all dividends declared on its Capital Stock until the Capital Stock is redeemed or repurchased by the FHLBNY.

7.1.3
Finance Agency Notification

The FHLBNY shall notify the Finance Agency within ten calendar days of the receipt of any notice of intent to withdraw from Membership or cancellation of a notice of withdrawal from Membership.

7.1.4
Disposition of Claims

The FHLBNY shall determine an orderly manner for the disposition of transactions outstanding with a Member that withdraws from Membership. The Stock Redemption Period for the Capital Stock held by a Member as of the date of the FHLBNY’s receipt of the written notification of the Member’s intent to withdraw from Membership and not already subject to a Redemption Notice shall commence as of that date. The Stock Redemption Period for shares of Capital Stock acquired or received by such a withdrawing Member after the date that its notice of intent to withdraw is received by the FHLBNY will commence on the date such shares are acquired or received. If transactions remain outstanding beyond the effective date of the termination of Membership, the FHLBNY will not redeem any Activity-Based Stock that the Other Institution is required to hold to comply with the Activity-Based Stock Purchase Requirement corresponding to such outstanding transactions.

Upon the effective date of a Member’s withdrawal from Membership, it shall become an Other Institution under this Capital Plan. Such Other Institution shall not be deemed to be subject to the Membership Stock Purchase Requirement and the FHLBNY may repurchase Membership Stock held by the Other Institution, that has not otherwise been redeemed by the FHLBNY upon the expiration of an applicable Stock Redemption Period. The FHLBNY may repurchase the Other Institution’s Activity-Based Stock, that has not otherwise been redeemed by the FHLBNY upon the expiration of an applicable Stock Redemption Period, if the stock is not needed to comply with the Activity-Based Stock Purchase Requirement corresponding to such outstanding transactions, and not subject to any of the limitations on redemption or repurchase in Section 2.2.4.

7.1.5
Effective Date of Withdrawal

The Membership of a Member that has submitted a notice of intent to withdraw, and that has not cancelled such notice, shall terminate as of the date on which the last applicable Stock Redemption Period ends for Capital Stock that the Member is required to hold under the Membership Stock Purchase Requirement as of the date that the Member’s written notification of its intent to withdraw from Membership was received by the FHLBNY.

7.2
Involuntary Termination of Membership

7.2.1
Written Notification

The Board of Directors may terminate the Membership of any Member that: (i) fails to comply with any requirement of the Bank Act, any Regulation, or any requirement of the Capital Plan, (ii) becomes insolvent or otherwise subject to the appointment of a conservator, receiver, or other legal custodian under federal or state law, or (iii) would jeopardize the safety and soundness of the FHLBNY if it were to remain a Member.

7.2.2
Access to Benefits of Membership

A Member whose Membership is terminated involuntarily shall cease being a Member of the FHLBNY as of the date on which the Board of Directors acts to terminate the Membership. After that date, such terminated Member shall become an Other Institution under this Capital Plan. Such Other Institution shall have no right to obtain any of the benefits of Membership including access to the FHLBNY’s products and services and will no longer have any voting rights, other than as provided in the Regulations, but shall be entitled to receive any dividends declared on its Capital Stock until the Capital Stock is redeemed or repurchased by the FHLBNY.

7.2.3
Disposition of Claims

The FHLBNY shall determine an orderly manner for the disposition of transactions outstanding with the Other Institution. The Stock Redemption Period for the Capital Stock owned by a Member as of the date of its termination and not already subject to a Redemption Notice shall commence on the date that the Member’s Membership is terminated. The Stock Redemption Period for Capital Stock acquired or received by the Other Institution after the date of the termination of its Membership shall commence on the date of such acquisition or receipt. If transactions remain outstanding beyond the effective date of the termination of Membership, the FHLBNY will not redeem any Activity-Based Stock to the extent that the Other Institution is required to hold such stock to comply with the Activity-Based Stock Purchase Requirement corresponding to such outstanding transactions.

Capital Stock held by the Member as of the effective date of its termination shall not be deemed automatically to be Excess Stock solely by virtue of the termination of the Member’s Membership; provided however, that on and after the effective date of termination, any Membership Stock that is not required to meet the Other Institution’s Membership Stock Purchase Requirement on the date on which the Member’s Membership was terminated that has not otherwise been redeemed by the FHLBNY upon the expiration of an applicable Stock Redemption Period, or any Activity-Based Stock not required to meet the Other Institution’s Activity-Based Stock Purchase Requirement that has not otherwise been redeemed by the FHLBNY upon the expiration of an applicable Stock Redemption Period, shall be Excess Stock that shall be subject to repurchase by the FHLBNY; and provided further that effective upon the expiration of the Stock Redemption Period that commences on the date that the Member’s Membership is terminated, the terminated Member’s Membership Stock Purchase Requirement shall be deemed to be zero. However, notwithstanding any other provision of this Capital Plan, in the event that (a) a receiver or conservator has been appointed for the Member, or the Member has acted to voluntarily dissolve or liquidate itself and is no longer eligible for membership, and (b) the Bank has terminated the Member’s Membership, then the terminated Member’s Membership Stock Purchase Requirement shall be deemed to be zero. In addition, in the event that any Member otherwise fails to satisfy any statutory or regulatory eligibility requirements for membership in the FHLBNY, the Board of Directors shall involuntarily terminate that institution’s membership in accordance with Section 7.2.1, and the Membership Stock Purchase Requirement for that Other Institution shall be deemed to be zero as of the date on which the Bank next conducts its calculation of membership stock purchase requirements for all members, and all Membership Stock then held by that Other Institution shall be Excess Stock that shall be subject to repurchase by the FHLBNY. Further, notwithstanding any of the foregoing, any repurchases and redemptions of stock permitted hereunder shall remain subject to the limitations in Section 2.2.4 of the Capital Plan.

7.3
Merger or Consolidation of Members

7.3.1
Termination of Charter and Stock Redemption Period

If a Member’s Membership is terminated as a result of a Member’s merger or other consolidation into another Member, the Membership shall terminate upon cancellation of the disappearing Member’s charter. On that date, the Capital Stock held by the disappearing Member will be transferred on the books of the FHLBNY into the name of the surviving Member. The Stock Redemption Period for the Capital Stock previously held by the disappearing Member shall not be deemed to commence on the date on which the disappearing Member’s charter is cancelled, but shall commence only upon: (i) the FHLBNY’s receipt of a Redemption Notice from the surviving Member, (ii) the FHLBNY’s receipt of the surviving Member’s written notice of its intent to withdraw from Membership, (iii) the surviving Member’s termination of Membership as a result of merger or consolidation into a member of another Federal Home Loan Bank or into a nonmember, (iv) the surviving Member’s termination of Membership as a result of the relocation of its principal place of business, or (v) the involuntary termination of the surviving Member’s Membership. Stock Redemption Periods applicable to a Redemption Notice or Notices received by the FHLBNY from the disappearing Member prior to the effective date of the cancellation of the disappearing Member’s charter shall continue to run with respect to the surviving Member from the date such Redemption Notice was received by the FHLBNY, subject to the provisions of Section 2.2.2 of the Capital Plan.

7.3.2
Capital Stock Requirement of Surviving Member

As of the effective date of the cancellation of the disappearing Member’s charter, the surviving Member’s Membership Stock Purchase Requirement shall be immediately increased by the amount of the disappearing Member’s Membership Stock Purchase Requirement immediately prior to the cancellation of its charter. Future calculations of the surviving Member’s Membership Stock Purchase Requirement shall be as determined in accordance with Section 4.1 of the Capital Plan, provided that if the mostly recently available data from the regulatory reports for the surviving Member does not include the assets of the disappearing Member, then, in that event, the Membership Stock Purchase Requirement for the surviving Member will be calculated by adding together the most recently available regulatory report data for the disappearing Member and for the surviving Member. As of the effective date of the cancellation of the disappearing Member’s charter, the surviving Member’s Activity-Based Stock Purchase Requirement will be calculated based on its current outstanding transactions with the FHLBNY including those acquired from the disappearing Member.

7.4
Merger or Consolidation of Member into a Member of another Federal Home Loan Bank or into a Nonmember

7.4.1
General

If a Member’s Membership is terminated as a result of the Member’s merger or consolidation into a member of another Federal Home Loan Bank or a nonmember, the Membership shall terminate as of the date on which the Member’s charter is cancelled. On that date, the Capital Stock held by the disappearing Member will be transferred on the books of the FHLBNY into the name of the surviving institution. After that date the Other Institution shall have no right to obtain any of the benefits of Membership including access to the FHLBNY’s products and services and will no longer have any voting rights other than as provided in the Regulations, but shall be entitled to receive any dividends declared on its Capital Stock until the Capital Stock is redeemed or repurchased by the FHLBNY.

7.4.2
Disposition of Claims

The FHLBNY shall determine an orderly manner for the disposition of transactions outstanding with the Other Institution. The Stock Redemption Period for the Capital Stock then held by the Other Institution and not already subject to a Redemption Notice shall be deemed to commence on the date on which the Member’s charter is cancelled. The Stock Redemption Period for any Capital Stock acquired or received by the Other Institution after the date of the termination of the Member’s Membership shall commence on the date of acquisition or receipt. If transactions remain outstanding beyond the effective date of the termination of Membership, the FHLBNY will not redeem any Activity-Based Stock that the Other Institution is required to hold to comply with the Activity-Based Stock Purchase Requirement corresponding to such outstanding transactions.

Capital Stock held by the Member as of the effective date of its termination shall not be deemed automatically to be Excess Stock solely by virtue of the termination of the Member’s Membership; provided however, that on and after the effective date of termination any Membership Stock that is not required to meet the Other Institution’s Membership Stock Purchase Requirement on the date on which the Other Institution’s Membership was terminated that has not otherwise been redeemed by the FHLBNY upon the expiration of an applicable Stock Redemption Period, or any Activity-Based Stock not required to meet the Other Institution’s Activity-Based Stock Purchase Requirement that has not otherwise been redeemed by the FHLBNY upon the expiration of an applicable Stock Redemption Period, shall be Excess Stock that shall be subject to repurchase by the FHLBNY. In lieu of the formula specified in Section 4.1 and section A of Appendix I of this Capital Plan, if the corporate existence of a Member is terminated as a result of its merger into a nonmember, the FHLBNY in its discretion may, at any time after thirty days subsequent to the merger, recalculate the Membership Stock Purchase Requirement based solely on Mortgage-related Assets, and in doing so may use zero dollars ($0.00) as the amount of the Mortgage-related Assets held by the former Member, and may thereafter repurchase any resulting Excess Stock. Notwithstanding the foregoing, any repurchases and redemptions of stock permitted hereunder shall remain subject to the limitations in Section 2.2.4 of the Capital Plan and the provisions, if applicable, of Section 7.4.3 of this Capital Plan.

7.4.3
Acquiring Institution Applies for FHLBNY Membership

If the institution into which the Member merges or is consolidated is eligible for Membership and intends to become a Member of the FHLBNY, it must provide written notification to the FHLBNY of its intention to apply for Membership within sixty calendar days of the cancellation of the charter of the former Member.

Following the submission of this notification, the application for Membership must be submitted within sixty calendar days. If the institution is approved for Membership, then it must purchase the appropriate amounts, if any, of Capital Stock to comply with its Minimum Stock Investment Requirement. Such purchase of Membership Stock must be made within sixty days of approval for Membership and with respect to any Activity-Based Stock Purchase Requirement, prior to engage in such transactions.

If the institution does not provide required notification and application for Membership within the respective required time periods, or is disapproved for Membership, the provisions of Section 7.4.2 of the Capital Plan will apply with respect to the disposition of outstanding transactions and redemption and repurchase of Capital Stock.

7.5
Relocation of Principal Place of Business

7.5.1
General

If a Member’s Membership is terminated as a result of the relocation of the Member’s principal place of business, as defined in the Regulations, the Membership shall terminate on the date on which the transfer of Membership under such Regulations becomes effective. After that date the Other Institution shall have no right to obtain any of the benefits of Membership including access to the FHLBNY’s products and services and will no longer have any voting rights other than as provided in the Regulations, but shall be entitled to receive any dividends declared on its Capital Stock until the Capital Stock is redeemed or repurchased by the FHLBNY.

7.5.2
Disposition of Claims

The FHLBNY shall determine an orderly manner for the disposition of transactions outstanding with the Other Institution. If transactions remain outstanding beyond the effective date of the termination of Membership, the FHLBNY will not redeem any Activity-Based Stock that the Other Institution is required to hold to comply with the Activity-Based Stock Purchase Requirement corresponding to such outstanding transactions. Any Activity-Based Stock not required to meet the Other Institution’s Activity-Based Stock Purchase Requirement that has not otherwise been redeemed by the FHLBNY upon the expiration of an applicable Stock Redemption Period shall be Excess Stock that shall be subject to repurchase by the FHLBNY.

If a Member relocates its principal place of business to another Bank district and transfers its membership to the Bank in that district, its Membership Stock Purchase Requirement at the FHLBNY shall be deemed to be zero as of the date that the Other Institution becomes a member of the other Bank, and all Membership Stock then held at the FHLBNY by that Other Institution shall be Excess Stock that shall be immediately subject to repurchase by the FHLBNY. However, if a Member relocates its principal place of business to another Bank district but does not become a member of the Bank in that district, then the Board of Directors shall involuntarily terminate that Other Institution’s membership in accordance with Section 7.2.1, and the Membership Stock Purchase Requirement for the Other Institution shall be deemed to be zero as of the date on which the Bank next conducts its calculation of membership stock purchase requirements for all members, and all Membership Stock then held at the FHLBNY by that Other Institution shall be Excess Stock that shall be subject to repurchase by the FHLBNY. Notwithstanding the foregoing, any repurchases and redemptions of stock hereunder shall remain subject to the limitations in Section 2.2.4 of the Capital Plan.

8.
[Reserved]

9.
[Reserved]

10.
Amendments to the Capital Plan and Notices

10.1
Amendments to the Capital Plan

Any amendment to the Capital Plan must be approved by the Board of Directors and submitted to the Finance Agency. The effective date for any proposed amendment shall be contained in any request for approval that is submitted to the Finance Agency. In order to become effective, any amendment to the Capital Plan must be approved by the Finance Agency. The FHLNBY will transmit, send or give its Members notice in writing at least thirty days prior to the effective date of any amendment to the Capital Plan.

10.2
Notices Relating to the Capital Plan

10.2.1
Notices by the FHLBNY

Written notices transmitted, sent or given by the FHLBNY under this Capital Plan shall be addressed to the chief executive officer of the Member, or Other Institution, or such other person, designated by the Member, or Other Institution. Such written notices shall be directed to the postal address, physical address or fax number appearing in the FHLBNY’s records from time to time.

10.2.2
Notices to the FHLBNY

Written notices given to the FHLBNY in accordance with the provisions of the Capital Plan shall be addressed to the President of the FHLBNY and delivered to 101 Park Avenue, New York, NY, 10178 or sent via email to fhlbny@fhlbny.com, and shall be deemed to have been received by the FHLBNY in each case upon actual receipt by the FHLBNY. The FHLBNY may from time to time change the address or email address at which it will receive such written notices by transmitting, sending or giving written notice to the Member, or Other Institution.

11.
Joint Capital Enhancement Agreement

11.1
Retained Earnings Enhancement Implementation and Definitions

11.1.1
Implementation

The provisions of sections 11.1 through 11.4 shall become effective upon, and only upon, the occurrence of the Interim Capital Plan Amendment Implementation Date. Until the Restriction Termination Date, in the event of any conflict between sections 11.1 through 11.4 and the remainder of this Capital Plan, the applicable terms of sections 11.1 through 11.4 shall govern, and shall be interpreted in a manner such that the restrictions set forth therein are supplementary to, and not in lieu of, the requirements of the remainder of this Capital Plan.

11.1.2
Definitions applicable to Sections 11.1 through 11.4 of this Capital Plan

As used in these sections 11.1 through 11.4, the following capitalized terms shall have the following meanings.  Other capitalized terms used but not defined in these sections 11.1 through 11.4 shall have the meanings set forth in the Definitions section before Section 1 of this Capital Plan.

‘Act’ means the Federal Home Loan Bank Act, as amended as of the Effective Date.

‘Adjustment to Prior Net Income’ means either an increase, or a decrease, to a prior calendar quarter’s Quarterly Net Income subsequent to the date on which any allocation to Restricted Retained Earnings for such calendar quarter was made.

‘Agreement’ means the Joint Capital Enhancement Agreement adopted by the FHLBanks on the Effective Date and amended on the date on which the FHFA has approved the Retained Earnings Capital Plan Amendments for all of the FHLBanks that have issued capital stock pursuant to a capital plan as of the Effective Date.

‘Allocation Termination Date’ means the date the Bank’s obligation to make allocations to the Restricted Retained Earnings account is terminated permanently. That date is determined pursuant to section 11.4 of this Capital Plan.

‘Automatic Termination Event’ means (i) a change in the Act, or another applicable statute, occurring subsequent to the Effective Date, that will have the effect of creating a new, or higher, assessment or taxation on net income or capital of the FHLBanks, or (ii) a change in the Act, another applicable statute, or the Regulations, occurring subsequent to the Effective Date, that will result in a higher mandatory allocation of an FHLBank’s Quarterly Net Income to any Retained Earnings account than the annual amount, or total amount, specified in an FHLBank’s capital plan as in effect immediately prior to the Automatic Termination Event.

‘Automatic Termination Event Declaration Date’ means the date specified in section 11.4.1.1 or 11.4.1.2 of this Capital Plan.

‘Bank’s Total Consolidated Obligations’ means the daily average carrying value for the calendar quarter, excluding the impact of fair value adjustments (i.e., fair value option and hedging adjustments), of the Bank’s portion of outstanding System Consolidated Obligations for which it is the primary obligor.
‘Declaration of Automatic Termination’ means a signed statement, executed by officers authorized to sign on behalf of each FHLBank that is a signatory to the statement, in which at least 2/3 of the then existing FHLBanks declare their concurrence that a specific statutory or regulatory change meets the definition of an Automatic Termination Event.

‘Dividend’ means a distribution of cash, other property, or stock to a Stockholder with respect to its holdings of Capital Stock.

‘Dividend Restriction Period’ means any calendar quarter: (i) that includes the REFCORP Termination Date, or occurs subsequent to the REFCORP Termination Date; (ii) that occurs prior to an Allocation Termination Date; and (iii) during which the amount of the Bank’s Restricted Retained Earnings is less than the amount of the Bank’s RREM. If the amount of the Bank’s Restricted Retained Earnings is at least equal to the amount of the Bank’s RREM, and subsequently the Bank’s Restricted Retained Earnings becomes less than its RREM, the Bank shall be deemed to be in a Dividend Restriction Period (unless an Allocation Termination Date has occurred).

‘Effective Date’ means February 28, 2011.

‘GAAP’ means accounting principles generally accepted in the United States as in effect from time to time.

‘FHFA’ means the Federal Housing Finance Agency, or any successor thereto.

‘FHLBank’ means a Federal Home Loan Bank chartered under the Act.

‘Interim Capital Plan Amendment Implementation Date’ means 31 days after the date by which the FHFA has approved a capital plan amendment substantially the same as the Retained Earnings Capital Plan Amendment for all of the FHLBanks that have issued capital stock pursuant to a capital plan as of the Effective Date.

‘Net Loss’ means that the Quarterly Net Income of the Bank is negative, or that the annual net income of the Bank calculated on the same basis is negative.

‘Quarterly Net Income’ means the amount of net income of an FHLBank for a calendar quarter calculated in accordance with GAAP, after deducting the FHLBank’s required contributions for that quarter to the Affordable Housing Program under section 10(j) of the Act, as reported in the FHLBank’s quarterly and annual financial statements filed with the Securities and Exchange Commission.

‘REFCORP Termination Date’ means the last day of the calendar quarter in which the FHLBanks’ final regular payments are made on obligations to REFCORP in accordance with Section 997.5 of the Regulations and Section 21B(f) of the Act.

‘Regular Contribution Amount’ means the result of (i) 20 percent of Quarterly Net Income; plus (ii) 20 percent of a positive Adjustment to Prior Net Income for any prior calendar quarter that includes the REFCORP Termination Date, or occurred subsequent to the REFCORP Termination Date, to the extent such adjustment has not yet been made in the current calendar quarter; minus (iii) 20 percent of the absolute value of a negative Adjustment to Prior Net Income for any prior calendar quarter that includes the REFCORP Termination Date, or occurred subsequent to the REFCORP Termination Date, to the extent such adjustment has not yet been made in the current calendar quarter.
‘Regulations’ mean: (i) the rules and regulations of the Federal Housing Finance Board (except to the extent that they may be modified, terminated, set aside or superseded by the Director of the FHFA) in effect on the Effective Date; (ii) the rules and regulations of the FHFA, as amended from time to time.

‘Restricted Retained Earnings’ means the cumulative amount of Quarterly Net Income and Adjustments to Prior Net Income allocated to the Bank’s Retained Earnings account restricted pursuant to the Retained Earnings Capital Plan Amendment, and does not include amounts retained in: (i) any accounts in existence at the Bank on the Effective Date; or (ii) any other Retained Earnings accounts subject to restrictions that are not part of the terms of the Retained Earnings Capital Plan Amendment.

‘Restricted Retained Earnings Minimum’ (‘RREM’) means a level of Restricted Retained Earnings calculated as of the last day of each calendar quarter equal to one percent of the Bank’s Total Consolidated Obligations.

‘Restriction Termination Date’ means the date the restriction on the Bank paying Dividends out of the Restricted Retained Earnings account, or otherwise reallocating funds from the Restricted Retained Earnings account, is terminated permanently. That date is determined pursuant to section 11.4 of this Capital Plan.

‘Retained Earnings’ means the retained earnings of an FHLBank calculated pursuant to GAAP.

‘Retained Earnings Capital Plan Amendment’ means the amendment to this Capital Plan, made a part thereof, adopted effective on the Interim Capital Plan Amendment Implementation Date adding sections 11.1 through 11.4 to this Capital Plan.

‘Special Contribution Amount’ means the result of: (i) 50 percent of Quarterly Net Income; plus (ii) 50 percent of a positive Adjustment to Prior Net Income for any prior calendar quarter that includes the REFCORP Termination Date, or occurred subsequent to the REFCORP Termination Date, to the extent such adjustment has not yet been made in the current calendar quarter; minus (iii) 50 percent of the absolute value of a negative Adjustment to Prior Net Income for any prior calendar quarter that includes the REFCORP Termination Date, or occurred subsequent to the REFCORP Termination Date, to the extent such adjustment has not yet been made by the current calendar quarter.

‘Stockholder’ means (i) a Member, or (ii) an Other Institution.

‘System Consolidated Obligation’ means any bond, debenture, or note authorized under the Regulations to be issued jointly by the FHLBanks pursuant to Section 11(a) of the Act, as amended, or any bond or note previously issued by the Federal Housing Finance Board on behalf of all FHLBanks pursuant to Section 11(c) of the Act, on which the FHLBanks are jointly and severally liable, or any other instrument issued through the Office of Finance, or any successor thereto, under the Act, that is a joint and several liability of all the FHLBanks.

‘Total Capital’ means Retained Earnings, the amount paid-in for Capital Stock, the amount of any general allowance for losses, and the amount of other instruments that the FHFA has determined to be available to absorb losses incurred by the Bank.

11.2
Establishment of Restricted Retained Earnings

11.2.1
Segregation of Account

No later than the REFCORP Termination Date, the Bank shall establish an account in its official books and records in which to allocate its Restricted Retained Earnings, with such account being segregated on its books and records from the Bank’s Retained Earnings that are not Restricted Retained Earnings for purposes of tracking the accumulation of Restricted Retained Earnings and enforcing the restrictions on the use of the Restricted Retained Earnings imposed in the Retained Earnings Capital Plan Amendment.

11.2.2
Funding of Account

11.2.2.1
Date on which Allocation Begins

The Bank shall allocate to its Restricted Retained Earnings account an amount at least equal to the Regular Contribution Amount beginning on the REFCORP Termination Date. The Bank shall allocate amounts to the Restricted Retained Earnings account only through contributions from its Quarterly Net Income or Adjustments to Prior Net Income occurring on or after the REFCORP Termination Date, but nothing in the Retained Earnings Capital Plan Amendment shall prevent the Bank from allocating a greater percentage of its Quarterly Net Income or positive Adjustment to Prior Net Income to its Restricted Retained Earnings account than the percentages set forth in the Retained Earning Capital Plan Amendment.

11.2.2.2
Ongoing Allocation

During any Dividend Restriction Period that occurs before the Allocation Termination Date, the Bank shall continue to allocate its Regular Contribution Amount (or when and if required under subsection 11.2.2.4 below, its Special Contribution Amount) to its Restricted Retained Earnings account.

11.2.2.3
Treatment of Quarterly Net Losses and Annual Net Losses

In the event the Bank sustains a Net Loss for a calendar quarter, the following shall apply: (i) to the extent that its cumulative calendar year-to-date net income is positive at the end of such quarter, the Bank may decrease the amount of its Restricted Retained Earnings such that the cumulative addition to the Restricted Retained Earnings account calendar year-to-date at the end of such quarter is equal to 20 percent of the amount of such cumulative calendar year-to-date net income; (ii) to the extent that its cumulative calendar year-to-date net income is negative at the end of such quarter (a) the Bank may decrease the amount of its Restricted Retained Earnings account such that the cumulative addition calendar year-to-date to the Restricted Retained Earnings at the end of such quarter is zero, and (b) the Bank shall apply any remaining portion of the Net Loss for the calendar quarter first to reduce Retained Earnings that are not Restricted Retained Earnings until such Retained Earnings are reduced to zero, and thereafter may apply any remaining portion of the Net Loss for the calendar quarter to reduce Restricted Retained Earnings; and (iii) for any subsequent calendar quarter in the same calendar year, the Bank may decrease the amount of its quarterly allocation to its Restricted Retained Earnings account in that subsequent calendar quarter such that the cumulative addition to the Restricted Retained Earnings account calendar year-to-date is equal to 20 percent of the amount of such cumulative calendar year-to-date net income. In the event the Bank sustains a Net Loss for a calendar year, any such Net Loss first shall be applied to reduce Retained Earnings that are not Restricted Retained Earnings until such Retained Earnings are reduced to zero, and thereafter any remaining portion of the Net Loss for the calendar year may be applied to reduce Restricted Retained Earnings.

11.2.2.4
Funding at the Special Contribution Amount

If during a Dividend Restriction Period, the amount of the Bank’s Restricted Retained Earnings decreases in any calendar quarter, except as provided in subsections 11.2.2.3(i) and (ii)(a) above, the Bank shall allocate the Special Contribution Amount to its Restricted Retained Earnings account beginning at the following calendar quarter-end (except as provided in the last sentence of this subsection). Thereafter, the Bank shall continue to allocate the Special Contribution Amount to its Restricted Retained Earnings account until the cumulative difference between: (i) the allocations made using the Special Contribution Amount; and (ii) the allocations that would have been made if the Regular Contribution Amount applied, is equal to the amount of the prior decrease in the amount of its Restricted Retained Earnings account arising from the application of subsection 11.2.2.3(ii)(b). If at any calendar quarter-end the allocation of the Special Contribution Amount would result in a cumulative allocation in excess of such prior decrease in the amount of Restricted Retained Earnings: (i) the Bank may allocate such percentage of Quarterly Net Income to the Restricted Retained Earnings account that shall exactly restore the amount of the prior decrease, plus the amount of the Regular Contribution Amount for that quarter; and (ii) the Bank in subsequent quarters shall revert to paying at least the Regular Contribution Amount.

11.2.2.5
Release of Restricted Retained Earnings

If the Bank’s RREM decreases from time to time due to fluctuations in the Bank’s Total Consolidated Obligations, amounts in the Restricted Retained Earnings account in excess of 150 percent of the RREM may be released by the Bank from the restrictions otherwise imposed on such amounts pursuant to the provisions of the Retained Earnings Capital Plan Amendment, and reallocated to its Retained Earnings that are not Restricted Retained Earnings. Until the Restriction Termination Date, the Bank may not otherwise reallocate amounts in its Restricted Retained Earnings account (provided that a reduction in the Restricted Retained Earnings account following a Net Loss pursuant to subsection 11.2.2.3 is not a reallocation).

11.2.2.6
No Effect on Rights of Shareholders as Owners of Retained Earnings

In the event of the liquidation of the Bank, or a taking of the Bank’s Retained Earnings by any future federal action, nothing in the Retained Earnings Capital Plan Amendment shall change the rights of the holders of the Bank’s Class B stock that confer ownership of Retained Earnings, including Restricted Retained Earnings, as granted under Section 6(h) of the Act.

11.3
Limitation on Dividends, Stock Purchase and Stock Redemption

11.3.1
General Rule on Dividends

From the REFCORP Termination Date through the Restriction Termination Date, the Bank may not pay Dividends, or otherwise reallocate funds (except as expressly provided in subsection 11.2.2.5, and further provided that a reduction in the Restricted Retained Earnings account following a Net Loss pursuant to subsection 11.2.2.3 is not a reallocation), out of Restricted Retained Earnings. During a Dividend Restriction Period, the Bank may not pay Dividends out of the amount of Quarterly Net Income required to be allocated to Restricted Retained Earnings.

11.3.2
Limitations on Repurchase and Redemption

From the REFCORP Termination Date through the Restriction Termination Date, the Bank shall not engage in a repurchase or redemption transaction if following such transaction the Bank’s Total Capital as reported to the FHFA falls below the Bank’s aggregate paid-in amount of Capital Stock.

11.4
Termination of Retained Earnings Capital Plan Amendment Obligations

11.4.1
Notice of Automatic Termination Event

11.4.1.1
Action by FHLBanks

If the Bank desires to assert that an Automatic Termination Event has occurred (or will occur on the effective date of a change in a statute or the Regulations), the Bank shall provide prompt written notice to all of the other FHLBanks (and provide a copy to the FHFA) identifying the specific statutory or regulatory change that is the basis for the assertion. For the purposes of this section, ‘prompt written notice’ means notice delivered no later than 90 calendar days subsequent to: (1) the date the specific statutory change takes effect; or (2) the date an interim final rule or final rule effecting the specific regulatory change is published in the Federal Register.

If within 60 calendar days of transmission of such written notice to all of the other FHLBanks, at least 2/3 of the then existing FHLBanks (including the Bank) execute a Declaration of Automatic Termination concurring that the specific statutory or regulatory change identified in the written notice constitutes an Automatic Termination Event, then the Declaration of Automatic Termination shall be delivered by the Bank to the FHFA within 10 calendar days of the date that the Declaration of Automatic Termination is executed. After the expiration of a 60 calendar day period that begins when the Declaration of Automatic Termination is delivered to the FHFA, or is delivered to the FHFA by another FHLBank pursuant to the terms of its capital plan, an Automatic Termination Event Declaration Date shall be deemed to occur (except as provided in subsection 11.4.1.3).

If a Declaration of Automatic Termination concurring that the specific statutory or regulatory change identified in the written notice constitutes an Automatic Termination Event has not been executed by at least the required 2/3 of the then existing FHLBanks within 60 calendar days of transmission of such notice to all of the other FHLBanks, the Bank may request a determination from the FHFA that the specific statutory or regulatory change constitutes an Automatic Termination Event. Such request must be filed with the FHFA within 10 calendar days after the expiration of the 60 calendar day period that begins upon transmission of the written notice of the basis of the assertion to all of the other FHLBanks.

11.4.1.2
Action by FHFA

The Bank may request a determination from the FHFA that a specific statutory or regulatory change constitutes an Automatic Termination Event, and may claim that an Automatic Termination Event has occurred, or will occur, with respect to a specific statutory or regulatory change only if the Bank has complied with the time limitations and procedures of subsection 11.4.1.1.
If within 60 calendar days after the Bank delivers such a request to the FHFA, or another FHLBank delivers such a request pursuant to its capital plan, the FHFA provides the requesting FHLBank with a written determination that a specific statutory or regulatory change is an Automatic Termination Event, then an Automatic Termination Event Declaration Date shall be deemed to occur as of the expiration of such 60 calendar day period (except as provided in subsection 11.4.1.3). The date of the Automatic Termination Event Declaration Date shall be as of the expiration of such 60 calendar day period (except as provided in subsection 11.4.1.3) no matter on which day prior to the expiration of the 60 calendar day period the FHFA has provided its written determination.

If the FHFA fails to make a determination within 60 calendar days after an FHLBank delivers such a request to the FHFA, then an Automatic Termination Event Declaration Date shall be deemed to occur as of the date of the expiration of such 60 calendar day period (except as provided in subsection 11.4.1.3); provided, however, that the FHFA may make a written request for information from the requesting FHLBank, and toll such 60 calendar day period from the date that the FHFA transmits its request until that FHLBank delivers to the FHFA information responsive to its request.

If within 60 calendar days after an FHLBank delivers to the FHFA a request for determination that a specific statutory or regulatory change constitutes an Automatic Termination Event (or such longer period if the 60 calendar day period is tolled pursuant to the preceding sentence), the FHFA provides that FHLBank with a written determination that a specific statutory or regulatory change is not an Automatic Termination Event, then an Automatic Termination Event shall not have occurred with respect to such change.

11.4.1.3
Proviso as to Occurrence of Automatic Termination Event Declaration Date

In no case under this subsection 11.4.1 may an Automatic Termination Event Declaration Date be deemed to occur prior to: (1) the date the specific statutory change takes effect; or (2) the date an interim final rule or final rule effecting the specific regulatory change is published in the Federal Register.

11.4.2
Notice of Voluntary Termination

If the FHLBanks terminate the Agreement, then the FHLBanks shall provide written notice to the FHFA that the FHLBanks have voted to terminate the Agreement.

11.4.3
Consequences of an Automatic Termination Event or Vote to Terminate the Agreement

11.4.3.1
Consequences of Voluntary Termination

In the event the FHLBanks deliver written notice to the FHFA that the FHLBanks have voted to terminate the Agreement, then without any further action by the Bank or the FHFA: (i) the date of delivery of such notice shall be an Allocation Termination Date; and (ii) one year from the date of delivery of such notice shall be a Restriction Termination Date.

11.4.3.2
Consequences of an Automatic Termination Event Declaration Date

If an Automatic Termination Event Declaration Date has occurred, then without further action by the Bank or the FHFA: (i) the date of the Automatic Termination Event Declaration Date shall be an Allocation Termination Date; and (ii) one year from the date of the Automatic Termination Event Declaration Date shall be a Restriction Termination Date.

11.4.3.3
Deletion of Operative Provisions of Retained Earnings Capital Plan Amendment

Without any further action by the Bank or the FHFA, on the Restriction Termination Date, sections 11.1 through 11.4 of this Capital Plan shall be deleted.

Appendix I -- Member Stock Purchase Requirements

(Note: This Appendix I to the Capital Plan is effective as of October 2, 2020 and supersedes the Appendix dated January 1, 2019.)

A.
Membership Stock Purchase Requirement

Each Member is required to purchase Membership Stock equal to the greater of (i) $1,000 or (ii) 0.125% of the Mortgage-related Assets held by the Member but in no event greater than $100 million.

B.
Activity-Based Stock Purchase Requirement

Each Member is required to purchase Activity-Based Stock in the following amounts:

1.
Advances
Members are required to purchase Activity-Based Stock equal to 4.50% of the dollar amount of any outstanding advances under the Advances Agreement.

2.
Acquired Member Assets
Members are required to purchase Activity-Based Stock equal to 4.50% of the outstanding principal balance of the Acquired Member Assets originated for or sold to the FHLBNY by a Member that remain on the FHLBNY’s balance sheet plus the principal amount of delivery commitments issued to the Member by FHLBNY for Acquired Member Assets to be held on the FHLBNY’s balance sheet, provided that the outstanding principal balance of Acquired Member Assets originated for or sold to the FHLBNY by a Member that were on the FHLBNY’s balance sheet as of November 30, 2005 will not be subject to this requirement.

3.
Letters of Credit
Members will be required to purchase Activity-Based Stock equal to a percentage to be announced ahead of time by the FHLBNY of the outstanding principal balance of the off-balance sheet item relating to all new and renewing types of letters of credit which the FHLBNY has transacted on a Member’s behalf and issued under the Irrevocable Letter of Credit Agreement between the FHLBNY and the Member. The announcement of the specific purchase requirement will take place no later than 10 days before the implementation date of this requirement. The implementation date will be no later than March 31, 2021.

4.
Remaining Off-Balance Sheet Items
Members are required to purchase Activity-Based Stock equal to the credit equivalent amount of any off-balance sheet items listed in Section 1277.4(h), Table 5 of the Regulations which the FHLBNY has transacted on a Member's behalf and which are continuing, excluding both the outstanding principal balance for letters of credit and the principal amount of delivery commitments issued to the Member by FHLBNY for Acquired Member Assets, multiplied by zero.

5.
Derivative Contracts
Members are required to purchase Activity-Based Stock equal to 0% of the carrying value on the FHLBNY’s balance sheet of Derivative Contracts between the Member and FHLBNY, as determined by FHLBNY under GAAP.